Exhibit 10.15
CONSENT AND AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT
          This CONSENT AND AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT (“Amendment”) is dated as of December 23, 2008, and is entered into by and among BroadSoft, Inc., a Delaware corporation (“Parent”), BroadSoft International, Inc., a Delaware corporation (“International”), BroadSoft M6, LLC, a Delaware limited liability company (“M6”; and together with Parent and International, the “Existing Borrowers”, and each an “Existing Borrower”), BroadSoft Sylantro, Inc., a Delaware corporation (“Sylantro”; and together with Parent, International and M6, the “Borrowers”, and each a “Borrower”), and Orix Venture Finance, LLC, a Delaware limited liability company (“Lender”). As described below, it is anticipated that Sylantro will merge with Sylantro Systems Corporation, a Delaware corporation, with Sylantro Systems Corporation surviving the merger and, effective upon the consummation of such merger, changing its name to BroadSoft Sylantro, Inc. (which will continue to be a Delaware corporation), all on the date hereof as described below.
WITNESSETH:
          WHEREAS, Existing Borrowers and Lender are parties to that certain Loan and Security Agreement dated as of September 26, 2008 (the “Loan Agreement”; capitalized terms not otherwise defined herein have the definitions provided therefore in the Loan Agreement);
          WHEREAS, Existing Borrowers have informed Lender that, for purposes of effectuating the “Merger” (as defined below), Parent formed a new wholly-owned Subsidiary, BroadSoft Sylantro, Inc., a Delaware corporation (“Merger Subsidiary”), and that Merger Subsidiary has had no operations to date;
          WHEREAS, Borrowers have informed Lender that Parent desires to effect a merger of Merger Sub with and into Sylantro, pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) among Parent, Merger Sub, Sylantro and Shareholder Representative Services LLC, a copy of which is attached hereto as Exhibit A (the “Merger”), with Sylantro being the surviving entity of such merger and, immediately after giving effect thereto, changing its name to BroadSoft Sylantro, Inc.;
          WHEREAS, in the absence of the prior written consent of Lender, the Merger would constitute a Default under Section 4.5(i) of the Loan Agreement and a corresponding Event of Default under Section 6.1(d) of the Loan Agreement; and
          WHEREAS, Borrowers have requested that Lender (a) consent to the Merger, (b) amend the Loan Agreement to add Sylantro as a “Borrower” under the Loan Agreement and (c) amend the Loan Agreement in certain other respects as set forth herein.
          NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Loan Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. Joinder. Subject to the satisfaction of the conditions set forth in Section 6 below, and in reliance on the representations set forth in Section 7 below, the parties hereto agree that Sylantro is hereby joined to the Loan Agreement and the other Loan Documents as a “Borrower” and Sylantro hereby agrees to be bound by all of the terms and conditions (including without limitation all of the representations and warranties and covenants) of the Loan Agreement and the other Loan Documents, as a “Borrower”, in each case as if Sylantro were a direct signatory thereto. In furtherance of the preceding sentence, without limiting any provision of the Loan Agreement or any other Loan Document to which Sylantro is now becoming a party as a “Borrower”, and in accordance with the terms of the Loan Agreement and the other Loan Documents, Sylantro (i) agrees to be jointly and severally liable with each other Borrower for the Loans and other Obligations and (ii) grants a lien in all Collateral to secure all of the Loans and other Obligations.
          While the Loan described in Section 1 of the Schedule to the Loan Agreement was made on or around September 26, 2008 to the Existing Borrowers (and not to Sylantro), to limit the number of changes to the Loan Agreement and other Loan Documents necessary to subject Sylantro to all of the terms and conditions thereof (including those described in the first paragraph of this Section 1) the term “Borrower” is used to include Sylantro even though such Loan was not made to Sylantro. Sylantro unconditionally guaranties, and is jointly and severally liable for, such Loan and all of the other Obligations.
          2. Consent. Subject to the satisfaction of the conditions set forth in Section 6 below, and in reliance on the representations set forth in Section 7 below, Lender hereby consents to the consummation of the Merger pursuant to the terms of the Merger Agreement. The foregoing is a limited consent and shall not constitute a consent to or waiver of any other Defaults or Events of Default that are now in existence or that may hereafter occur.
          3. Amendments. Subject to the satisfaction of the conditions set forth in Section 6 below, and in reliance on the representations set forth in Section 7 below, the Loan Agreement is amended as follows:
          (a) The preamble to the Loan Agreement is hereby amended and restated in its entirety as follows:
“This Loan and Security Agreement is entered into on the above date between Orix Venture Finance LLC, a Delaware limited liability company (“Orix”), with an address at 245 Park Avenue, 19th Floor, New York, NY 10167 and BroadSoft, Inc., a Delaware corporation (“Parent”), BroadSoft International, Inc., a Delaware corporation (“International”), BroadSoft M6, LLC, a Delaware limited liability company (“M6”), BroadSoft Sylantro, Inc., a Delaware corporation (which on December 23, 2008 will merge with Sylantro Systems Corporation, a Delaware corporation, with Sylantro Systems Corporation surviving the merger and, effective upon the consummation of such merger, changing its name to BroadSoft Sylantro, Inc) (“Sylantro”; and together with Parent, International and M6, jointly and severally, “Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”). The Schedule to this Loan and Security Agreement being signed concurrently (the “Schedule”) is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 7 below.) “
          (b) Section 1.3 of the Loan Agreement is hereby amended by deleting the reference to “Prime Rate” and replacing it with “Base Rate” in lieu thereof.
          (c) Section 6.1(l) of the Loan Agreement is hereby amended and restated in its entirety as follows:
     “(l) there shall be either (i) a change in the record or beneficial ownership of an aggregate of more than 35% of the outstanding shares of stock or other equity ownership interest in Parent, in one or more transactions, compared to the ownership of outstanding shares of stock of Parent in effect on the date hereof, without the prior written consent of ORIX, except as a result of a public offering of Parent’s equity securities or (ii) a “Change of Control” as defined in the Certificate of Incorporation of Parent, as hereafter amended, restated, modified or supplemented; or”
          (d) The defined term “Permitted Indebtedness” set fort in Section 7 to the Loan Agreement is hereby amended and restated in its entirety as follows:
     “Permitted Indebtedness” means: (a) Borrower’s Indebtedness to ORIX under this Agreement or any other Loan Document; (b) Indebtedness existing on the date hereof in a principal amount not in excess of $250,000; (c) Indebtedness subordinated to the Obligations pursuant to an agreement in form and substance acceptable to ORIX in its good faith business judgment (including the SVB Subordinated Debt); (d) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; (e) capitalized leases and purchase money Indebtedness secured by Permitted Liens in an aggregate amount not exceeding $750,000 at any time outstanding (including any such Indebtedness presently outstanding under clause (b) above); (f) Permitted Oracle Indebtedness; (g) Indebtedness relating to letters of credit in an aggregate amount at any one time outstanding not in excess of $500,000 (including any such Indebtedness presently outstanding under clause (b) above); (h) trade payables in the ordinary course of business; and (i) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (b) through (h) above, provided that (i) the principal amount thereof is not increased and the terms thereof are not modified to impose more burdensome terms upon Borrower and (ii) the SVB Subordinated Debt shall not be extended, refinanced, modified, amended or restated in any respect without the prior written consent of ORIX.

          (e) The defined term “Permitted Lien” set fort in Section 7 to the Loan Agreement is hereby amended as follows: (1) the “and” appearing between existing clauses (xi) and (xii) shall be deleted; (2) the “.” appearing at the end of existing clause (xii) shall be deleted and replaced with “, and” in lieu thereof; and (3) the following new clause (xiii) shall be added:
     “(xiii) liens on the assets of Sylantro securing the SVB Subordinated Debt to the extent such liens are subject to the SVB Subordination Agreement and subordinated to all liens granted in favor of ORIX.”
          (f) The defined term “Representations” set fort in Section 7 to the Loan Agreement is hereby amended and restated in its entirety as follows:
     “Representations” means the (i) written Representations and Warranties previously delivered by Parent to ORIX dated September 23, 2008 and (ii) the written Representations and Warranties delivered by Sylantro to ORIX dated December 15, 2008.
          (g) The following new defined terms are hereby added to Section 7 to the Loan Agreement in appropriate alphabetical order as follows:
     “Base Rate” means, on any day, the greatest of the following: (a) the Prime Rate, on such day, or (b) the LIBOR Rate on such day plus 2.50% per annum, or (c) 3.50% per annum.
     “LIBOR Rate” means (i) the three-month London Interbank Offered Rate for deposits in U.S. dollars, as shown each day in The Wall Street Journal (Eastern Edition) under the caption ‘Money Rates — London Interbank Offered Rates (LIBOR)’; or (ii) if the Wall Street Journal does not publish such rate, the offered three-month rate for deposits in U.S. dollars which appears on the Reuters Screen LIBO Page as of 10:00 a.m., New York time, each day, provided that if at least two rates appear on the Reuters Screen LIBO Page on any day, the ‘LIBOR Rate’ for such day shall be the arithmetic mean of such rates; or (iii) if the Wall Street Journal does not publish such rate on a particular day and no such rate appears on the Reuters Screen LIBO Page on such day, the rate as comparable to the foregoing, as determined in good faith by ORIX (which determination shall be conclusive absent manifest error).
     “SVB Subordinated Credit Agreement” means that certain Loan and Security Agreement dated as of August 17, 2005 by and between Sylantro and SVB Subordinated Creditor, as amended, modified, supplemented, restated, or renewed in accordance with the terms thereof and the terms of the SVB Subordination Agreement.
     “SVB Subordinated Creditor” means Silicon Valley Bank, a California corporation, and its successors and assigns.

     “SVB Subordinated Debt” means the Indebtedness of Sylantro to SVB Subordinated Creditor in a maximum principal amount not to exceed $950,000, incurred pursuant to the terms of the SVB Subordinated Credit Agreement, guarantied by Parent pursuant to the terms of the SVB Subordinated Debt Documents, and subject to the SVB Subordination Agreement; provided that no Borrower or any other Person (other than Sylantro and, on an unsecured basis, Parent) shall be obligated in any respect whatsoever with respect to such Indebtedness.
     “SVB Subordinated Debt Documents” means the SVB Subordinated Credit Agreement, that certain Unconditional Guaranty dated as of December 23, 2008 made by Parent in favor of SVB Subordinated Creditor, and the other documents by and between Sylantro, Parent and SVB Subordinated Creditor in connection with the SVB Subordinated Debt, in each case, as amended, amended and restated, supplemented, or modified in accordance with the terms hereof and the terms of the SVB Subordination Agreement, and all subject to the terms and conditions of the SVB Subordination Agreement.
     “SVB Subordination Agreement” means that certain Subordination Agreement dated as of December 23, 2008 executed by SVB Subordinated Creditor in favor of ORIX, and acknowledged by Borrowers.
          (h) A new Section 9 is hereby added to the Loan Agreement to read in its entirety as follows:
     “9. CROSS GUARANTY / GUARANTY.
     Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to ORIX and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to ORIX by each other Borrower. In addition to the foregoing and without limiting the foregoing, each Borrower hereby agrees that such Borrower hereby absolutely and unconditionally guarantees to ORIX and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to ORIX by each Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 9 shall not be discharged until all of the Obligations have been paid in full and this Agreement has been terminated (the “Termination Date”), and that each Borrowers obligations under this Section 9 shall be absolute and unconditional, irrespective of, and unaffected by, (i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower or any

Person is or may become a party; (ii) the absence of any action to enforce this Agreement (including this Section 9) or any other Loan Document or the waiver or consent by ORIX with respect to any of the provisions hereof or thereof; (iii) the existence, value or condition of, or failure to perfect any security interests, liens and/or charges against, any security for the Obligations or any action, or the absence of any action, by ORIX in respect thereof (including the release of any such security); (iv) the insolvency of any Borrower or any other Person; or (v) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel ORIX to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Borrower, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower and ORIX that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 9 and such waivers, ORIX would decline to enter into this Agreement. Each Borrower agrees that the provisions of this Section 9 are for the benefit of ORIX and its successors and assigns, and nothing herein contained shall impair, as between any Borrower and ORIX, the obligations of such other Borrower under the Loan Documents. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth below, each Borrower hereby expressly and irrevocably subordinates to the payment in full of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Termination Date. Each Borrower acknowledges and agrees that this subordination is intended to benefit ORIX and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 9, and that ORIX and its successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 9. ORIX may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 9. If, in the exercise of any of its rights and remedies, ORIX shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by ORIX and waives any claim based upon such action, even if such action by ORIX shall result in a full or partial loss of any rights of subrogation which each Borrower might otherwise have had but for such action by ORIX. Any election of remedies which results in the denial or impairment of the right of ORIX to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event ORIX shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, ORIX may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by ORIX but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether ORIX or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 9, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which ORIX might otherwise be entitled but for such bidding at any such sale. Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 9 (which such liability, in the case of each Borrower, is in any event in addition to amounts for which such Borrower is primarily liable under this Agreement) shall be limited to an amount not to exceed as of any date of determination the greater of: (x) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower, as applicable; and (y) the amount which could be claimed by ORIX from such Borrower, as applicable, under this Section 9 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under this Section 9.
     To the extent that any Borrower shall make a payment under this Section 9 of all or any of the Obligations (other than Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which it is primarily liable) (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount which such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following the Termination Date, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim which could then be recovered from such Borrower under this Section 9 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. This paragraph is intended only to define the relative rights of Borrowers and nothing set forth in this paragraph is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including this Section 9. Nothing contained in this paragraph shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable. The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing. The rights of the indemnifying Borrowers against other Borrowers under this paragraph shall be exercisable upon the Termination Date.
     The liability of Borrowers under this Section 9 is in addition to and shall be cumulative with all liabilities of each Borrower to ORIX under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.”
          (i) Section 2 of the Schedule to the Loan Agreement is hereby amended by deleting each reference to “Prime Rate” and replacing it with “Base Rate” in lieu thereof. For the avoidance of doubt, the effectiveness of such amendment to Section 2 shall commence upon the date hereof.
          4. Collateral Assignment of Undertakings under Merger Agreement. To induce Lender to enter into this Amendment, Borrowers hereby agree that:
          (a) each of Parent and Sylantro hereby collaterally assigns and grants to Lender, as additional security for the payment and performance in full of the Obligations, a security interest in all of its rights and remedies with respect to any and all of the representations, warranties, covenants, indemnification agreements and other agreements made, and certain rights granted, in its favor pursuant to the Merger Agreement (collectively, the “Undertakings”);
          (b) each of Parent and Sylantro agrees to (i) promptly notify Lender of each and every material dispute with, and material claim against, any person or entity for which it has a claim under the Merger Agreement; (ii) diligently enforce each such claim (unless Parent and Sylantro determine reasonably and in good faith that it would not be commercially reasonable to enforce any such claim); and (iii) promptly provide Lender with copies of all material notices, demands, requests and other material communications sent or received by it pursuant to the Merger Agreement as well as prior written notice of its intention to exercise any power, right or remedy pursuant to the Merger Agreement;
          (c) in no event shall either Parent or Sylantro, without the prior written consent of Lender (such consent not to be unreasonably withheld, delayed or conditioned), waive, release or discharge any person or entity with respect to any Undertaking or compromise or settle any claim or dispute with respect to any such Undertaking, and no such waiver, release, discharge, compromise or settlement shall be effective without the prior written consent of Lender;
          (d) each of Parent and Sylantro hereby irrevocably authorizes and empowers Lender as its agent at any time after the occurrence and during the continuance of an Event of Default to (i) either directly or its behalf, assert any claims and demands and enforce any rights and remedies as it may have, from time to time, with respect to the Undertakings, as Lender may deem proper, and (ii) receive and collect any and all proceeds, awards or amounts due under the Merger Agreement and apply all such amounts on account of the Obligations in the manner described in Loan Agreement;
          (e) each of Parent and Sylantro hereby irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender) as its true and lawful attorney (and agent-in-fact) for the purpose of enabling Lender or its agent to assert, at any time after the occurrence and during the continuance of an Event of Default, any claims and demands or enforce any rights and remedies and receive and collect such proceeds, awards and amounts and to apply such monies to the Obligations in the manner described in Loan Agreement; and
          (f) Lender shall not be deemed to have assumed any of the obligations or liabilities of either Parent or Sylantro under the Merger Agreement by reason of this Section 4 or otherwise, and further agree to indemnify, protect, defend and hold Lender harmless from and with respect to any claims or demands thereunder other than to the extent arising from the gross negligence or willful misconduct by Lender as determined by a court of competent jurisdiction.
          5. Post-Closing Deliveries. As a condition of Lender’s agreements hereunder, the following terms and provisions shall apply (it being agreed that the violation by Borrowers of any of the following provisions shall constitute an immediate Event of Default):
          (a) Borrowers shall use commercially reasonable efforts to deliver to Lender, within sixty (60) days after the date hereof, a written landlord agreement from Sylantro’s landlord with respect to Sylantro’s leased premises in Campbell, California, on such form and containing such provisions as Lender shall reasonably specify.

          (b) Within thirty (30) days after the date hereof, Borrowers shall deliver to Lender evidence, in form and substance satisfactory to Lender, that (i) Sylantro has insured all of its tangible Collateral, and carries such other business insurance, with an insurer reasonably acceptable to Lender, and that such insurance policies name Lender as an additional loss payee thereunder and contain a lenders loss payee endorsement in form and substance satisfactory to Lender, or (ii) Existing Borrowers’ current insurance policies, including without limitation business interruption insurance, have been revised to provide coverage of Sylantro and all of its tangible Collateral, in form and amounts reasonably satisfactory to Lender.
          (c) Within five (5) Business Days after the date hereof, Lender shall have received, in form and substance reasonably satisfactory to Lender, an opinion of counsel to BroadSoft Sylantro, Inc. (fka Sylantro Systems Corporation), a Delaware corporation, with respect to this Amendment and the other Loan Documents and such other matters as Lender may reasonably request.
          (d) Within five (5) Business Days after the date hereof, Borrowers shall have delivered to Lender tri-party agreements (or amendments to any such existing agreements) with respect to each of Sylantro’s Deposit Accounts maintained at SVB Subordinated Creditor pursuant to which SVB Subordinated Creditor acknowledges the security interest and control of Lender in such Deposit Accounts and agrees to limit its set-off rights on terms satisfactory to Lender, fully executed by each party thereto.
          6. Conditions to Effectiveness. The effectiveness of Sections 2 and 3 of this Amendment is subject to the following conditions precedent, each to be in form and substance satisfactory to Lender:
          (a) Lender shall have received a fully executed copy of this Amendment;
          (b) Lender shall have received evidence that the Certificate of Merger of BroadSoft Sylantro, Inc. into Sylantro Systems Corporation (the “Certificate of Merger”) has been submitted for filing with the Secretary of State of Delaware;
          (c) Lender shall have received (i) a fully executed copy of SVB Subordination Agreement executed by Silicon Valley Bank (“SVB Subordinated Creditor”) in favor of Lender and acknowledged by the Borrowers, with respect to the Indebtedness of Sylantro owing to Subordinated Creditor, (ii) evidence that such Indebtedness has been paid down so that the outstanding principal amount thereof does not exceed $950,000, and (iii) certified copies of all other documents among SVB Subordinated Creditor and any Borrower pertaining thereto, including all loan and collateral documents, all as such documents have been amended in connection with the transactions contemplated hereby;
          (d) Lender shall have received a fully executed copy of an amendment to the SVB Subordinated Credit Agreement between Sylantro and SVB Subordinated Creditor;
          (e) Lender shall have received each agreement, document and instrument set forth on the Closing Checklist set forth as Exhibit B hereto (unless explicitly stated

therein to be a post-closing delivery) and all other agreements, documents and instruments required by Lender in connection herewith;
          (f) Lender shall have been reimbursed for all reasonable costs, fees and expenses incurred by Lender in connection with the preparation and execution of this Amendment;
          (g) all proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Lender and its legal counsel; and
          (h) no Default or Event of Default shall have occurred and be continuing.
          7. Representations and Warranties. To induce Lender to enter into this Amendment, Borrowers, jointly and severally, represent and warrant to Lender that:
          (a) the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of each Borrower and that this Amendment has been duly executed and delivered by each Borrower;
          (b) each of the representations and warranties set forth in the Loan Agreement and all other Loan Documents, in each case as amended by this Amendment, are true and correct in all material respects (but without duplication of any existing materiality qualifiers) as of the date hereof (except to the extent they relate to an earlier date, in which case they are true and correct in all material respects as of such earlier date);
          (c) no Default or Event of Default has occurred and is continuing; and
          (d) concurrently with the effectiveness of this Amendment, the Certificate of Merger has been submitted for filing with the Secretary of State of Delaware (and upon acceptance thereof by the Secretary of State of Delaware, the Merger will be consummated in accordance with the Merger Agreement and in compliance with all requirements of applicable Law), and, to Borrowers’ knowledge, the condition precedent of Parent and Sylantro to effect the Merger set forth in Section 6.1 to the Merger Agreement has been satisfied.
          8. Release. In consideration of the agreements of Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Lender and their successors and assigns, and their present and former shareholders, Affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever

(individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Borrower or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with any of the Loan Agreement, or any of the other Loan Documents or transactions thereunder or related thereto. Each Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Each Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above
          9. Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.
          10. References. Any reference to the Loan Agreement contained in any document, instrument or Loan Agreement executed in connection with the Loan Agreement shall be deemed to be a reference to the Loan Agreement as modified by this Amendment.
          11. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.
          12. Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Loan Agreement and the other Loan Documents and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Loan Agreement or any other Loan Document. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Loan Agreement and each other Loan Document are ratified and confirmed and shall continue in full force and effect.
          13. Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of laws other than those of the state of New York. Whenever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

Borrowers:			Lender:

BROADSOFT, INC.			ORIX VENTURE FINANCE, LLC

By	/s/ James Tholen		By	/s/ Christopher L. Smith

	Its	CFO		Its	Authorized Representative

BROADSOFT INTERNATIONAL, INC.

By	/s/ James Tholen

	Its	Vice President & Treasurer

BROADSOFT M6, LLC.

By	/s/ James Tholen

	Its	CFO

BROADSOFT SYLANTRO, INC.

By	/s/ James Tholen

	Its	CFO
Signature Pages to Consent and Amendment #1

EXHIBIT A
Merger Agreement
Please see Exhibit 2.3 included in Item 16 of the Registration Statement.

EXHIBIT B
Closing Checklist

ORIX VENTURE FINANCE LLC
CLOSING CHECKLIST
MERGER WITH SYLANTRO SYSTEMS CORPORATION
CLOSING DATE: December 23, 2008
PARTIES TO THE TRANSACTION

LENDER:	ORIX VENTURE FINANCE LLC 1717 Main Street, Suite 1100 Dallas, Texas 75201

	Att (Business): Att (Legal):	Henry O’Connor and Jeff Bede Robert Lenhardt and Mark Campbell

LENDER’S COUNSEL:	GOLDBERG KOHN BELL BLACK ROSENBLOOM & MORITZ, LTD. 55 East Monroe Street, Suite 3300 Chicago, Illinois 60603 Attention: Jonathan M. Cooper and Seth H. Good

BORROWERS:	BROADSOFT, INC. (“Parent”) BROADSOFT INTERNATIONAL, INC. (“International”) BROADSOFT M6, LLC (“M6”) SYLANTRO SYSTEMS CORPORATION (“Sylantro”) 220 Perry Parkway Gaithersbury, Maryland 20877

COUNSEL TO BORROWERS:	COOLEY GODWARD KRONISH LLP 11951 Freedom Drive Reston, VA 20190 Attention: Mark Spoto and Amy Steacy

EXISTING LENDER TO SYLANTRO:	SILICON VALLEY BANK (“SVB”) 8020 Towers Crescent Drive Suite 475 Vienna, Virginia 22182

COUNSEL TO EXISTING LENDER TO SYLANTRO:	RIEMER & BRAUNSTEIN LLP Three Center Plaza Boston, MA 02108 Attention: John Malloy
A.	Loan Documents
     1. Consent and Amendment No. 1 to Loan and Security Agreement, together with Exhibits
     2. Assumption Agreement

     3. Representations and Warranties Certificate of Sylantro
     4. Solvency Certificate
B.	Security Documents
     1. Pre-close authorization to file UCCs
     2. UCC Financing Statements (listed on Exhibit A)
     3. Certificates evidencing 100% of the outstanding stock of Sylantro, with duly executed stock powers with respect thereto
     4. Intellectual Property Security Agreement between Sylantro and Lender
C.	Merger Documents
     1. Certificate of Incorporation of BroadSoft Sylantro, Inc,
     2. Agreement and Plan of Merger and Reorganization, together with Schedules. Including evidence of a name change filed by Sylantro
     3. Certificate of Merger filed with the Secretary of State of Delaware
     4. 3rd party consents and notices
D.	Equity Documents
     1. Seventh Restated Certificate of Incorporation of Parent
     2. Amendment No. 2 to Fifth Amended and Restated Stockholders Agreement
     3. Second Amendment to Fourth Amended and Restated Registration Rights Agreement
E.	Documents pertaining to Existing Lender
     1. Amendment to SVB Subordinated Credit Agreement
     2. Evidence of paydown of indebtedness owing from Sylantro to Existing Lender
     3. Guaranty executed by Parent in favor of Existing Lender
     4. Subordination Agreement
F.	Collateral Due Diligence
     1. Pre-Closing lien search results
     2. Intellectual property search reports and summary thereof

G.	Organizational Due Diligence
     1. Parent
          (a) Certified copy of organizational documents
          (b) Certified resolutions
          (c) Secretary’s Certificate as to articles of incorporation, by-laws, resolutions of directors and incumbency
          (d) Good Standing Certificates (DE and MD)
     2. Sylantro
          (a) Certified copy of organizational documents
          (b) Certified resolutions
          (c) Secretary’s Certificate as to articles of incorporation. by-laws, resolutions of directors and incumbency
          (d) Good Standing Certificates (DE)
H.	Legal Opinion
     1. Opinion of Borrowers’ counsel re BroadSoft Sylantro, Inc. (pre-merger)
I.	Post-closing items
     1. Post-Closing lien search results
     2. Opinion of Borrowers’ counsel re BroadSoft Sylantro, Inc. (post-merger)
     3. Deposit Account Control Agreement with Silicon Valley Bank
     4. Landlord’s Agreements
     5. Items with Respect to Insurance of Sylantro
          (a) Certificates of insurance with respect to liability insurance policies, showing Lender as certificate holder and additional insured
          (b) Certificates of insurance with respect to property insurance policies, showing Lender as certificate holder and loss payee, with lender’s loss payable clause or each policy